Exhibit 11
                          LightPath Technologies, Inc.
                        Computation of Net Loss Per Share



                                                     For the Year Ended June 30
                                                     --------------------------
                                                         1998           1997
                                                         ----           ----
Net loss                                             $(4,331,290)   $(2,998,290)
Preferred stock 8% premium                              (311,529)          --
Imputed dividend on Series A, Series B and Series C
   Preferred Stock                                    (1,386,700)          --
                                                     --------------------------
Net loss applicable to common shareholders           $(6,029,519)   $(2,998,290)

                                                     --------------------------
Weighted average common shares outstanding             3,010,861      2,755,001
                                                     ==========================
Basic and Diluted net loss per common share          $     (2.00)   $     (1.09)
                                                     ==========================